UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 19, 2011

ABVIVA, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-16291	26-1327790
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

402 East Gutierrez St. Santa Barbara, CA		93101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (800) 970-5870

(110 Pine Ave., Suite 1060, Long Beach, CA 90802)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

Item 1.02 Termination of a Material Definitive Agreement.
On March 26, 2011, the Company entered into a settlement and release agreement with the landlord of its subsidiary, Biomedical Diagnostic’s, Ann Arbor laboratory whereby settling all claims for a one-time payment.   The payment has been made and the company has vacated the premises.

On March 31, 2011, the Company’s licensing agreement with the University of Michigan terminated.

Item 3.02 Unregistered Sales of Equity Securities.
On March 23, 2011, the Company entered into a convertible note with Big Time Financial, Inc. in the amount of $20,000.00 at an interest rate of 8% with a maturity date of March 23, 2012.

On May 19, 2011, the Company entered into a convertible note with Blue Corn Productions in the amount of $30,000.00 at an interest rate of 8% with a maturity date of May 19, 2012.

Item 5.01 Changes in Control of Registrant.
On May 19, 2011 the Registrant entered into a share exchange agreement with M.G. Shrimply’s wherein the Registrant issued 75 shares of Preferred Series D shares to Shrimply’s in exchange for all 1,000 shares of Shrimply. Each one Preferred Series D shares has a one percent voting equivalency to all other preferred and common shares which would be eligible to vote. The Series D shares have no priority conversion or liquidation value, are only exchangeable one for one for common shares of the Registrant. M.G. Shrimply is a private Texas Company in the development of an indoor natural shrimping business. A complete “super 8-k” is expected to be filed with the filing of the Registrant’s current and overdue reporting on forms 10QSB and 10KSB, which will be worked on as a priority by the Registrant under the new control

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2011, the Board of Directors of the Registrant nominated and elected Mrs. Martha Pollock of Houston, Texas was named to the Board of Directors as a representative of  M.G. Shrimply’s.   Mrs. Pollock has lived on the Gulf Coast and been part of the shrimping industry for all of her life.  As a child, her father owned and operated numerous shrimp boats out of Sabine Pass, TX.  Over the years, she has worked within the Corporate world as an accounting and finance assistant, and also owns and operates a private bookkeeping company in Houston.  She has four children and is the youngest child of ten.

On May 19, 2011, the Board of Directors accepted the resignation of Barrett Evans as the interim-chief executive officer.  Mr. Evans will remain on the Board of Directors to provide the Company with continuity.

On May 19, 2011, the Board of Directors appointed Martha Pollock as the chief executive officer.

ITEM 5.03.     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.  Amendment of Articles of Incorporation – Filing of Preferred Stock Designation

On May 19, 2011, the Registrant filed with the Secretary of State of Nevada, Division of Corporations, an Amendment to the Articles of Incorporation, that pursuant to Article Three, Section 2 of the Articles of Incorporation of the Company, the Board of Directors authorized and resolved to the issuance of, and fixed the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of one hundred (100) shares, no par value, to be designated “Series D Convertible Preferred Stock” (the “Series D Stock”). Such Series D Stock has no preferential corporate dissolution rights, is exchangeable one for one with common shares, and each one share of Series D issued and outstanding of such class represents one percent of the common and preferred shares combined when voting for any purpose occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2011

Abviva, Inc.

   Martha Pollock
   Chief Executive Officer